UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Form S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              The Finx Group, Inc.
                     (formerly known as Fingermatrix, Inc.)
   --------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                                             13-2854686
   ----------------------                                 ---------------------
(State or other jurisdiction of                               (IRS Employer
 incorporation or organization)                           Identification Number)

  249 Saw Mill River Road, Elmsford, NY                                 10523
  ---------------------------------------------------------------------------
(Address of Principal Executive Offices)                             (Zip Code)

              The Finx Group, Inc. 2002 Employee Stock Option Plan
     -----------------------------------------------------------------------
                              (Full title of plan)

   Harry Winderman, Esq., 2255 Glades Road, Suite 218A, Boca Raton, FL 33431
   -------------------------------------------------------------------------
                    (Name and address of agent for service)

                                  561-241-0332
    -----------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
================================== ============== ======================= ======================= =======================
                                   Amount to be   Proposed maximum        Proposed aggregate
Title of each class of             registered     offering price per      maximum offering        Amount of
Securities to be registered        (1)            share (2)               price (2)               registration fee (3)
---------------------------------- -------------- ----------------------- ----------------------- -----------------------
Common stock, $0.01 par value        6,850,000            $0.04                 $205,500                 $19
================================== ============== ======================= ======================= =======================

(1) Represents the maximum number of shares of common stock issuable upon exercise of options granted or to be granted under The Finx Group, Inc. 2002 Employee Stock Option Plan. Pursuant to Rule 416(a), (b) and (c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein and such additional number of shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar event.

(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act by multiplying 6,850,000, the maximum number of shares of common stock of the Registrant to be issued pursuant to the exercise of options granted under The Finx Group, Inc. 2002 Employee Stock Option Plan, by $0.04 the price at which the options may be exercised.

 (3) The registration fee has been calculated pursuant to Rule 457(h) of the Securities Act by multiplying $205,500, the proposed maximum aggregate offering price by) 0.000092.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

         The documents containing information required in the Section 10(a) prospectus specified in Part I ("Plan Information" and "Registrant Information") will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form taken together constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act of 1933, as amended.

General Plan Information

         The purpose of The Finx Group, Inc. 2002 Employee Stock Option Plan (the "Plan") is to secure long-term relationships for The Finx Group, Inc. (the "Company") and its stockholders, from the benefits arising from capital stock ownership by the Company's Consultants, Advisors, Employees and Directors, who can help in the company's growth and success and to provide an effective means of compensation for such persons and entities providing services to the Company in lieu of cash payments therefore. The Plan became effective as of the 11th day of April, 2002, and shall expire on the 10th day of April, 2007, unless further extended by appropriate action of the Board of Directors. The Board of Directors of the Company may at any time, by appropriate action, suspend or terminate the Plan, or amend the terms and conditions of the Plan.

         The Plan is not subject to the Employee Retirement Income Security Act of 1974 ("ERISA").

         Additional information regarding the plan and its administrators may be obtained by contacting Harry Winderman, Esq., at 2255 Glades Road, Boca Raton, Suite 218A FL 33431 or by phone at 561-241-0332. The Plan shall be administered by a "Compensation Committee" which shall consist of not less than two members appointed by the Board of Directors, but who need not be members of such Board, and all of whom shall be disinterested persons. The term "disinterested person" shall mean a person who, at the time he or she exercises discretion in administering the Plan, has not at any time one-year prior thereto been issued shares of Common Stock pursuant to the Plan. The Board of Directors may from time to time and in its sole discretion remove members from or add members to the Committee. Vacancies, however caused, shall be filled by the Board of Directors. The Committee may act at a meeting, including telephonically, in which a majority are present, or by written consent of a majority of the Committee. The Committee shall have the authority to construe and interpret the Plan, to define the terms used herein, and to review, deliberate and act upon the written recommendations of the Chief Executive Officer of the Company with respect to shares of Common Stock proposed to be issued pursuant to the plan. All determinations and interpretations made by the Committee shall be binding and conclusive upon all participants in the Plan and on their legal representatives and beneficiaries.

Securities to be Offered

         This Form S-8 relates to 6,850,000 shares of common stock, par value $0.01 per share, of The Finx Group, Inc., which may be issued upon the exercise of options granted under the Plan. We have authorized 50,000,000 of our $0.01 par value common stock. As of April 10, 2002 there were 42,656,545 shares of Common Stock outstanding and there were approximately 4,000 holders of record of the Company's common stock. The Company has not paid dividends on common stock and does not anticipate paying dividends in the foreseeable future. The Company intends to retain future earnings, if any, to finance the expansion of its operations and for general corporate purposes, including future acquisitions. As of April 10, 2002, 18,996,647 shares of the Company's Common Stock are restricted of which 10,877,957 are eligible for sale under Rule 144 promulgated under the Securities Act of 1933, as amended, subject to certain limitations included in said Rule. In general, under Rule 144, a person (or persons whose shares are aggregated), who has satisfied a one-year holding period, under certain circumstances, may sell within any three-month period, a number of shares which does not exceed the greater of one percent of the then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company.

Employees Who May Participate in the Plan

         Consultants, Advisors, Employees and Directors, to the Company, or any of its subsidiary corporations, shall be eligible for participation in the Plan. Each person or entity acquiring shares of Common Stock pursuant to the Plan shall be acquiring such shares for investment purposes only, and in lieu of cash compensation for services rendered to the Company.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

         The Committee shall determine the manner in which each option shall be exercisable and the timing and form of the purchase price to be paid by a grantee upon the exercise of an option under the Plan. To the extent provided in the option agreement, payment of the purchase price may be in cash, part in cash, part by personal promissory note or in lieu of payment for services performed.

Item 2.  Registrant Information And Stock Purchase Plan Annual Information

         The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from the Commission's web site at http://www.sec.gov. The Commission allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this registration statement, and later information that we file with the Commission will automatically update this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference

         We incorporate by reference the following documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering:

1. Our annual report on Form 10-KSB for our fiscal year ended December 31, 2001 (File No. 000-09940 and filing date of April 15, 2002),

2. Our quarterly report on Form 10-QSB/A for the quarterly period ended March 31, 2001 (File No. 000-09940 and filing date of March 12, 2002).

3. Our quarterly report on Form 10-QSB/A for the quarterly period ended June 30, 2001 (File No. 000-09940 and filing date of March 12, 2002).

4. Our quarterly report on Form 10-QSB/A for the quarterly period ended September 30, 2001 (File No. 000-09940 and filing date of March 12,
         2002).

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereunder have been sold, or which de-registers all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         You should rely only on the information incorporated by reference or provided in this registration statement or any supplement. We have not authorized anyone else to provide you with different information. We and the selling stockholders will not make offers of these shares in any state where the offer is not permitted. You should not assume that the information in this registration statement or any supplement is accurate as of any date other than the date on the front of those documents.

         Any statement contained in a document or incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part or this registrations statement. All information in this registration statement is qualified in its entirety by the information and financial statements (including the notes thereto).

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: The Finx Group, Inc., 249 Saw Mill River Road, Elmsford, NY, 10523, telephone number (914) 592-5930.

Item 4.  Description of Securities

         Not Applicable.

Item 5.  Interests Of Named Experts And Counsel


         The legality of the shares offered hereby has been passed upon for the Company by Harry Winderman, Esq., at 2255 Glades Road, Suite 218A, Boca Raton, FL 33431.

Item 6.  Indemnification Of Directors And Officers

         Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 further provides that (i) to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith, (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of the members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our charter contains such a provision.

         Our charter further provides that we shall indemnify our officers and directors and, to the extent authorized by the board of directors, employees and agents of ours to the fullest extent permitted by and in the manner permissible under the laws of the State of Delaware.

         This summary is subject to the General Corporation Law of the State of Delaware, our charter and the by-laws and the agreements referred to above.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         Unless otherwise noted the following exhibits have been filed with this Form S-8.

4.1      The Finx Group, Inc. 2002 Employee Stock Option Plan

5.1      Opinion of Harry Winderman, Esquire

5.2      Consent of Moore Stephens, PC, Independent auditors.

Item 9.  Undertakings

(a) The undersigned registrant hereby undertakes;

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration Statement;

         (iii) To include any additional or changed material information on the plan of distribution.

         Provided however that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if such information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

     (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on September 14, 2001.

The Finx Group, Inc
By: /S/ Lewis S. Schiller, Chairman of the Board and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
/S/ Lewis S. Schiller
  Chairman of the Board,
  Chief Executive Officer and
  Chief Accounting Officer
April 16, 2002

/S/ Grazyna B. Wnuk
  Director, Vice-President,
  And Secretary
April 16, 2002

         The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on April 16, 2002.

The Finx Group, Inc
By: /S/ Lewis S. Schiller, Chairman of the Board and Chief Executive Officer

Index to Exhibits

Unless otherwise noted the following exhibits have been filed with this Form
S-8.

4.1      The Finx Group, Inc. 2002 Employee Stock Option Plan

5.1      Opinion of Harry Winderman, Esquire

5.2      Consent of Moore Stephens, PC, Independent auditors.

EXHIBIT 4.1

              THE FINX GROUP, INC. 2002 EMPLOYEE STOCK OPTION PLAN

         The securities issued pursuant to The Finx Group, Inc. 2002 Employee Stock Option Plan (the "Plan") have not been registered pursuant to the Securities Act of 1933, as amended. The securities may be offered or sold only pursuant to (i) a Registration Statement pursuant to such Act, including a Registration Statement on Form S-8, or (ii) an opinion of counsel, satisfactory to the Company, that an exemption from registration pursuant to such Act is available.

1. PURPOSE.

         The purpose of this Plan is to secure long-term relationships for The Finx Group, Inc. (the "Company") and its stockholders, from the benefits arising from capital stock ownership by the Company's Consultants, Advisors, Employees and Directors, who can help in the company's growth and success and to provide an effective means of compensation for such persons and entities providing services to the Company in lieu of cash payments therefor.

2. ADMINISTRATION.

         The Plan shall be administered by a "Compensation Committee" which shall consist of not less than two members appointed by the Board of Directors, but who need not be members of such Board, and all of whom shall be disinterested persons. The term "disinterested person" shall mean a person who, at the time he or she exercises discretion in administering the Plan, has not at any time one-year prior thereto been issued shares of Common Stock pursuant to the Plan. The Board of Directors may from time to time and in its sole discretion remove members from or add members to the Committee. Vacancies, however caused, shall be filled by the Board of Directors. The Committee may act at a meeting, including telephonically, in which a majority are present, or by written consent of a majority of the Committee. The Committee shall have the authority to construe and interpret the Plan, to define the terms used herein, and to review, deliberate and act upon the written recommendations of the Chief Executive Officer of the Company with respect to shares of Common Stock proposed to be issued pursuant to the plan. All determinations and interpretations made by the Committee shall be binding and conclusive upon all participants in the Plan and on their legal representatives and beneficiaries.

3. ELIGIBILITY AND PARTICIPATION.

         Consultants, Advisors, Employees and Directors, to the Company, or any of its subsidiary corporations, shall be eligible for participation in the Plan. Each person or entity acquiring shares of Common Stock pursuant to the Plan shall be acquiring such shares for investment purposes only, and in lieu of cash compensation for services rendered to the Company. Such shares shall be issued only upon opinion of counsel that an exemption from registration pursuant to the Securities Act of 1933, as amended, is available for such issuance. The Company may, but is not required to, register such shares for public sale pursuant to the Act.

4. SHARES SUBJECT TO PLAN.

         Subject to modification by the Board of Directors in accordance with the By-Laws of the Company, the stock to be issued pursuant to this Plan shall be limited to 6,850,000 shares of Common Stock ($.01 par value), which number of shares have been reserved for issuance in accordance with the terms of this Plan by prior action of the Board.

5. ALLOTMENT OF OPTIONS AND NUMBER OF SHARES.

         The allotment of options among the eligible grantees and the number of shares to be covered by each option to be granted, shall be determined by the Committee.

6. OPTION PRICE.

         The price to be paid by a grantee who exercises an option shall be determined by the Committee.

7. DURATION AND RATE OF EXERCISE OF OPTIONS.

         The Committee shall fix the option period and the rate at which each option shall be exercisable.

         The Committee shall determine the manner in which each option shall be exercisable and the timing and form of the purchase price to be paid by a grantee upon the exercise of an option under the Plan. To the extent provided in the option agreement, payment of the purchase price may be in cash, part in cash, part by personal promissory note or in lieu of payment for services performed.

8. NONTRANSFERABILITY OF OPTIONS.

         Each option granted under the Plan to any person shall by its terms not be transferable by him otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him.

9. RIGHTS OF A STOCKHOLDER.

         An optionee shall have no rights as a stockholder with respect to any shares covered by his options until he shall have become the holder of record of such shares, and no adjustment shall be made, except adjustments pursuant to section 10 hereof, for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights in respect of such shares for which the record date is prior to the date on which he shall have become the holder of record thereof.

10. ADJUSTMENTS.

         If the outstanding shares of the Common Stock of the Company are increased, decreased, or changed into or exchanged for a different number or kind of shares or securities of the Company, through reorganization, recapitalization, reclassification, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares authorized to be issued pursuant to this Plan.

11. AMENDMENT AND TERMINATION OF PLAN.

         The Board of Directors of the Company may at any time, by appropriate action, suspend or terminate the Plan, or amend the terms and conditions of the Plan.

12. INDEMNIFICATION OF COMMITTEE.

         In addition to such other rights of indemnification as they may have as directors of the Company, the members of the Committee shall be indemnified by the Company to the full extent permitted by the Business Corporation Law of the State of Delaware, and to indemnify and hold harmless each member with respect to any action, claim, suit or proceeding to which such indemnification applies, including the costs and expenses of defense.

13. APPLICABLE LAW.

         The terms and conditions of this Plan, and all proceedings related thereto, shall be interpreted and construed in accordance with the Laws of the State of Delaware.

14. EFFECTIVE DATE.

         The Plan shall be come effective as of the 10th day of April 2002, and shall expire of the 9th day of April, 2007, unless further extended by appropriate action of the Board of Directors.

EXHIBIT 5.1

         [LETTERHEAD OF HARRY WINDERMAN, ESQUIRE]

                                                                 April 17, 2002

The Finx Group, Inc.
249 Saw Mill River Road
Elmsford, NY, 10523

Re: Registration Statement on Form S-8 - Finx Group 2002 Employee Stock
    Option Plan

Gentlemen:

         We have acted as counsel to The Finx Group, Inc. (the "Company"), a Delaware Corporation, pursuant to a Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on or about April 16, 2002 (the "Registration Statement"), covering an aggregate of 6,850,000 shares of the Company's Common Stock, $0.01 par value (the "Common Stock") issuable pursuant to the Company's 2002 Employee Stock Option Plan.

         In acting as counsel for the Company and arriving at the opinions as expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

         In connection with our examination we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostatted copies.

         Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that:

         1. The Company has authority to issue the Common Stock in the manner and under the terms set forth in the Registration Statement.

         2. The Common Stock has been duly authorized and when issued, delivered and paid for by recipients in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

         We express no opinion with respect to the laws other than those of the State of Delaware and Federal Laws of the United States of America, and we assume no responsibility as to the applicability or the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and its use as part of the Registration Statement.

         We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company no one is entitled to rely on this opinion.

                                                     Very truly yours,

                                                     HARRY WINDERMAN, ESQUIRE

EXHIBIT 5.2

The Board of Directors
The Finx Group, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of our report dated April 3, 2002, relating to the audit of the financial statements of The Finx Group, Inc. and subsidiaries included in its annual report on Form 10-KSB for the year ended December 31, 2001, which has been incorporated by reference in this registration statement on Form S-8.

MOORE STEPHENS, P.C.
Certified Public Accountants

Cranford, New Jersey
April 16, 2002




                                       1